                                                                   Exhibit 99(a)



Press Contacts:   Greg Reaves                   Investor Contact: Mark Stejbach
                  (908) 423-6022                                  (908) 423-5185

                  Gwen Fisher
                  (908) 423-6154


                       MERCK ANNOUNCES FIRST-QUARTER 2002
                         EARNINGS PER SHARE OF 71 CENTS

- MERCK'S FIVE LARGEST PRODUCTS COLLECTIVELY ACHIEVE SALES GROWTH OF 23% OVER FIRST QUARTER 2001

- RESULTS FROM CLINICAL OUTCOMES STUDIES FOR ZOCOR, VIOXX AND COZAAR SHOW OPPORTUNITY FOR STRONG CONTINUED GROWTH


WHITEHOUSE STATION, N.J., April 18, 2002 - Merck & Co., Inc. today announced that earnings per share for the first quarter of 2002 were $0.71, in line with the first quarter of 2001. Net income was $1,625.0 million, compared to $1,657.3 million in the first quarter of last year. Sales were $12.2 billion for the quarter, an increase of 7% compared to the same period last year.

         Merck's five key growth drivers - ZOCOR, VIOXX, COZAAR and HYZAAR*, FOSAMAX and SINGULAIR - collectively had increased sales of 23% for the quarter and drove Merck's human health sales performance. Overall, Merck's human health sales decreased 2% for the first quarter of 2002. Excluding the unfavorable effect from foreign exchange, the company's human health sales grew by 2% for the first quarter. Sales outside of the United States accounted for 36% of the company's first-quarter human health sales. The company's overall sales growth also benefited from the Merck-Medco business, which increased 14% for the quarter.

         Marketing and Administrative expenses for first-quarter 2002 decreased 3% compared to the first quarter of 2001. Marketing and Administrative expenses reflect continued investment behind the growth drivers, support for new product introductions and the success of Merck's accelerated operational-efficiency initiatives focused on the fundamental redesign of work processes to permanently reduce the company's overall cost structure.


         *COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours & Company, Wilmington, DE, USA.


                                    - more -

         Yesterday Merck announced the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of a portion of the common stock shares of its wholly owned subsidiary, Merck-Medco. Upon completion of the offering, Merck will continue to own at least 80.1 percent of MedcoHealth Solutions' common stock. Merck subsequently intends to divest itself of the remaining equity interest in MedcoHealth Solutions in a transaction intended to be tax-free to Merck and Merck's U.S. shareholders. The distribution is expected to occur within 12 months of the initial public offering, subject to Merck's receipt of a favorable tax ruling from the Internal Revenue Service that its distribution of its shares of MedcoHealth Solutions common stock to Merck shareholders qualifies as a tax-free distribution under the Internal Revenue Code and will be tax-free to Merck and its U.S. shareholders. The distribution will also be subject to other closing conditions. A supplemental disclosure for the Merck pharmaceutical business on a stand-alone basis (excluding Merck-Medco) is on page 8 of this news release.

          "The separation of Merck-Medco will allow Merck to focus more fully on its priorities of turning cutting-edge science into breakthrough medicines and supporting them through targeted and well executed marketing," said Raymond V. Gilmartin, chairman, president and chief executive officer. "With the continued growth of our five key franchises - ZOCOR, VIOXX, COZAAR/HYZAAR, FOSAMAX and SINGULAIR - along with our plans to file or launch 11 new medicines by 2006, we expect the core pharmaceutical business to deliver double-digit earnings per share growth in 2003 and top-tier performance over the longer term."

FIVE KEY MEDICINES OFFER CONTINUED GROWTH OPPORTUNITIES

         ZOCOR, Merck's cholesterol-modifying medicine, had another strong quarter with worldwide sales reaching $1.6 billion. ZOCOR remains a therapy of choice for many physicians as additional studies have confirmed the ability of ZOCOR to act favorably on all three key lipid parameters - low density lipoprotein (LDL), so called "bad" cholesterol; high-density lipoprotein (HDL) so called "good" cholesterol; and triglycerides. Consequently, ZOCOR is the fastest-growing cholesterol-modifying medicine in the United States and remains Merck's largest-selling medicine. Results from the Heart Protection Study (HPS), presented at the American College of Cardiology meeting in March, showed that ZOCOR 40mg was proven to save lives by reducing the risk of heart attack and stroke for patients with or at risk of heart disease. This HPS finding also was seen in several distinct subgroups with or at high risk of heart disease and with and without elevated cholesterol, including diabetes patients, stroke victims, the elderly and women. The Company plans to file the results of the HPS study with The U.S. Food and Drug Administration (FDA) this year. The FDA also recently granted the


                                    - more -
medicine six additional months of marketing exclusivity based on the completion of studies designed to assess the efficacy of ZOCOR in children.

         VIOXX, the Company's second-largest selling medicine, continues to gain acceptance among physicians and patients worldwide. Global sales for the quarter were $650 million. Last week, Merck announced that the FDA has approved changes to the prescribing information for VIOXX, under the gastrointenstinal (GI) warning section, to include results from the landmark VIOXX Gastrointestinal Outcomes Research (VIGOR) study. The FDA also approved VIOXX 25 mg for the relief of the signs and symptoms of rheumatoid arthritis in adults. VIOXX is now the first and only medicine that selectively inhibits the COX-2 enzyme that is proven to reduce the risk of developing clinically important gastrointestinal
(GI) side effects in patients with or without risk factors for such GI side effects compared to the non-steroidal anti-inflammatory drug (NSAID) naproxen. In this study, the number of patients with serious cardiovascular thrombotic events in the group treated with VIOXX 50 mg (n=45) was higher than in the group taking naproxen (n=19). In a placebo-controlled database derived from two other studies (n=2,142), the number of patients with serious cardiovascular thrombotic events among those receiving VIOXX 25 mg was 21 compared to 35 for patients taking placebo. In these same two placebo-controlled studies, mortality due to cardiovascular thrombotic events was 8 versus 3 for VIOXX versus placebo, respectively. These data also are reflected in the prescribing information. The significance of the cardiovascular findings from these three studies (VIGOR and the placebo-controlled studies) is unknown.

         In addition, new data presented at the American Academy of Pain Management meeting in the first quarter showed a single dose of VIOXX 50 mg provided superior pain relief over six hours compared to the narcotic oxycodone 5 mg/acetaminophen 325 mg in patients with moderate to severe pain following dental surgery. VIOXX remains the only medicine that selectively inhibits COX-2 to offer once-daily 24-hour relief for osteoarthritis, rheumatoid arthritis and acute pain.

         COZAAR/HYZAAR, Merck's high-blood pressure medicines, together are the No. 1 angiotensin II antagonists (AIIAs) worldwide. For the quarter, sales for the two products reached $460 million. In the Losartan Intervention for Endpoint Reduction in Hypertension (LIFE) study, presented at the American College of Cardiology meeting in March, COZAAR significantly reduced the combined risk of cardiovascular death, heart attack and stroke as compared to atenolol, a beta blocker, in the treatment of hypertensive patients with left ventricular hypertrophy, a common side effect of hypertension. In the diabetes subgroup analysis of LIFE, COZAAR significantly reduced the combined risk of cardiovascular morbidity


                                    - more -
and mortality versus atenolol. A sub-analysis of the treatment effect by ethnicity suggested that Black patients treated with atenolol were at lower risk of experiencing the combined endpoint of cardiovascular death, heart attack and stroke compared to patients treated with COZAAR, even though both drugs lowered blood pressure to a similar degree.

         On April 12, the Cardio-Renal Advisory Committee of the FDA recommended that the FDA approve COZAAR to delay the progression of renal disease in patients with Type 2 diabetes with proteinuria. The Advisory Committee's recommendation, which is not binding on the FDA, was based largely on a review of data from the Reduction of Endpoints in Non-Insulin Dependent Diabetes Mellitus (RENAAL) study. The Advisory Committee also considered, in support of its recommendation, data from a study conducted by another company of its angiotensin II antagonists in patients with Type 2 diabetes and nephropathy. The FDA also recently granted the medicine six additional months of marketing exclusivity based on the completion of studies designed to assess the efficacy of COZAAR in children.

         Global sales of FOSAMAX, the leading product worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis, were $560 million the first quarter of 2002. Significant market potential remains for this medicine. Of the more than 50 million postmenopausal women with osteoporosis worldwide, less than 25 percent are currently diagnosed and treated. FOSAMAX Once Weekly, the first and only oral once-weekly treatment for osteoporosis, has been launched in more than 40 markets worldwide.

         SINGULAIR, Merck's once-a-day leukotriene antagonist, remains the No. 1 prescribed asthma controller in the United States. Merck has submitted an application for FDA approval for use of SINGULAIR in allergic rhinitis, which affects more than 60 million people in the United States alone each year. Global sales for SINGULAIR this quarter were $470 million. The FDA also recently granted the medicine six additional months of marketing exclusivity based on the completion of studies designed to assess the efficacy of SINGULAIR in children.

         "In addition to the fact that each of these medicines compete in large, under-served markets, the recent results of outcomes studies, such as HPS, LIFE, RENAAL and VIGOR, demonstrate the value of our medicines in the marketplace and provide a powerful incentive for acceptance by healthcare providers," said Mr. Gilmartin.

MERCK REPORTS PHASE III RESULTS FOR ZETIA; PLANS TO SUBMIT AN EXPANDED NDA FOR ARCOXIA

         Between this year and 2006, Merck plans to file for or launch 11 new medicines. In the first quarter, important information was disclosed on two of those pipeline products - ARCOXIA and ZETIA, a joint-venture investigational medicine by Merck/Schering-Plough Pharmaceuticals.


                                    - more -

         Last month, Merck announced plans to submit an expanded New Drug Application (NDA) for ARCOXIA (etoricoxib) to the FDA to include new efficacy data for ankylosing spondylitis that will better position the product to compete successfully in the coxib class, where there already are three entrants. Accordingly, Merck announced the withdrawal of the original U.S. NDA for the investigational medicine. Merck believes the new data, along with the data previously submitted, will provide a fuller picture of the product's efficacy and safety and will position it more favorably for approval in the United States.

         The worldwide regulatory process for ARCOXIA continues uninterrupted. ARCOXIA has received approval in the United Kingdom with once-daily dosing for a range of conditions, including osteoarthritis, rheumatoid arthritis, acute gouty arthritis, acute pain associated with dental surgery, primary dysmenorrhea and chronic musculoskeletal pain, including chronic low back pain. The United Kingdom is the first country in Europe to approve ARCOXIA, which has been launched to the United Kingdom medical community. ARCOXIA also has been approved with similar indications in Mexico, Brazil and Peru.

         At the American College of Cardiology meeting in March, Merck/Schering-Plough Pharmaceuticals reported results from three Phase III clinical trials, which showed that ZETIA 10 mg (ezetimibe), an investigational cholesterol absorption inhibitor, provided additional reductions in LDL when co-administered with a statin. In one of the studies, known as the Add-On study, ZETIA reduced LDL by an additional 25 percent when added to ongoing statin therapy compared to a 4 percent reduction seen with the addition of placebo to ongoing statin therapy. The Add-On study also showed that when ZETIA was administered to patients who were already on a statin, but have not achieved their LDL goal, 72 percent of those patients reached their goal as compared to 19 percent of patients on a statin plus placebo. Two additional Phase III co-administration studies, one with ZETIA plus simvastatin (10 mg to 80 mg) and one with ZETIA plus atorvastatin (10 mg to 80 mg) showed that adding ZETIA to statin therapy, pooled across the dosing range, resulted in additional LDL-reductions as compared to statins alone.

         Another of Merck's products, CANCIDAS, received an approvable letter last month from the FDA to treat esophageal candidiasis, an oral-fungal infection. CANCIDAS, the first in a new class of antifungals called echinocandins, was approved in January 2001 for the treatment of invasive aspergillosis, a life-threatening fungal infection.

MERCK REMAINS COMFORTABLE WITH 2002 EARNINGS PER SHARE ESTIMATES

         Merck also announced today that it continues to anticipate earnings per share (EPS) for 2002, on an as-reported basis, to be at the same level as 2001 results. The 2002 as-reported


                                    - more -

EPS will be affected by the benefit from the implementation of FAS 142 regarding goodwill amortization, most of which relates to Merck's 1993 acquisition of Merck-Medco, and the timing of the completion of the previously announced separation of Merck-Medco. In commenting on its outlook for the second quarter 2002, Merck noted that it is comfortable with the First Call range of analyst EPS estimates of $0.75 to $0.78 per share.

         Merck also confirmed that it expects its core pharmaceutical business to deliver double-digit earnings-per-share growth in 2003.

         Please see page 9 of this news release for a breakdown of Merck's full-year 2002 financial guidance.

         Investors are invited to listen to a live webcast of Merck's first-quarter earnings conference call today at 9 a.m., Eastern Time, by visiting Merck's corporate website at www.merck.com. The call will be available for replay on the Merck website until April 25, 2002.

         Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

         Merck-Medco Managed Care, L.L.C., the nation's largest pharmacy benefits manager, managed over $29 billion in drug spend for its clients in 2001, helping them to control the cost and enhance the quality of prescription drug benefits they offer their 65 million members.

         This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2001, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.


                                    - more -

         The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended March 31, 2002, compared with the corresponding period of the prior year.

                                      (In Millions Except Earnings
                                            per Common Share)
                                         Quarter Ended March 31
                                  --------------------------------------
                                                                 %
                                     2002          2001        Change
                                  ----------    ----------    ----------
Sales                             $ 12,169.3    $ 11,345.1        7%

Costs, Expenses and Other

  Materials and production           7,980.7       7,046.5       13*

  Marketing and Administrative       1,464.8       1,506.2       -3

  Research and development             530.3         547.4       -3

  Equity income from affiliates       (171.8)       (178.6)      -4

  Other (income) expense, net           43.8          56.1



Income Before Taxes                  2,321.5       2,367.5       -2

Taxes on Income                        696.5         710.2

Net Income                           1,625.0       1,657.3       -2

Basic Earnings per Common Share        $0.72         $0.72       --

Earnings per Common Share              $0.71         $0.71       --
  Assuming Dilution

Average Shares Outstanding           2,271.3       2,303.7

Average Shares Outstanding           2,294.8       2,345.9
  Assuming Dilution

* The increase in materials and production costs for the three months ended March 31, 2002, is primarily driven by growth in the Merck-Medco business.


                                    - more -

SUPPLEMENTAL DISCLOSURE

                                                Merck & Co., Inc.
                                             On a Stand-alone Basis*
                                           (In Millions Except Earnings
                                                 per Common Share)
                                              Quarter Ended March 31
                                         ------------------------------
                                                                   %
                                           2002        2001      Change
                                         --------    --------    ------
       Sales                             $4,802.4    $4,895.9      -2


       Cost, Expenses and Other

         Materials and production           864.1       862.7      --

         Marketing and Administrative     1,343.3     1,375.1      -2

         Research and development           530.3       547.4      -3

         Equity income from affiliates     (171.8)     (178.6)     -4

         Other (income) expense, net         23.4         9.6





       Income Before Taxes                2,213.1     2,279.7      -3

       Taxes on Income                      655.1       663.4

       Net Income                         1,558.0     1,616.3      -4

* The above table reflects financial results for Merck & Co., Inc. on a stand-alone basis, excluding the results of Merck-Medco operations. Included in the above amounts are the necessary adjustments relating to transactions between Merck and Merck-Medco to put Merck on a stand-alone basis. Accordingly, the stand-alone financial results of Merck (excluding Merck-Medco) and Merck-Medco, when combined, are not reflective of Merck's consolidated financial results.


                                    - more -

                            MERCK FINANCIAL GUIDANCE

Worldwide (WW) gross sales will be driven by Merck's five key growth drivers. Sales forecasts for those products are as follows:

Product                             2002 ($billions)
-------                             ----------------
ZOCOR                               $7.1 - 7.4
COXIBS (VIOXX & ARCOXIA)            $2.8 - 3.1
COZAAR & HYZAAR                     $2.2 - 2.5
FOSAMAX                             $2.0 - 2.3
SINGULAIR                           $1.6 - 1.8

- As expected, combined WW sales of VASOTEC, PEPCID, MEVACOR and PRINIVIL, all of which had U.S. market exclusivity ending between 2000 and 2002, should decline in total to approximately $1.8 to $2.0 billion.

- Under an agreement with AstraZeneca (AZN), Merck receives supply payments at predetermined rates on the U.S. sales of certain products by AZN, most notably PRILOSEC and NEXIUM. The U.S. product patent on PRILOSEC expired in 2001. Accordingly, Merck anticipates that the total supply payments that the Company receives from AZN will decline in 2002.

- Marketing and administrative expense for 2002 is estimated to grow in the low single digits over the full year 2001 expense.

-    Research and development expense is estimated to be $2.9 billion in 2002.

OTHER P&L COMPONENTS

- Merck's total company 2002 consolidated gross margin is estimated to be 37%.

- The company's 2002 consolidated tax rate is estimated to be approximately 30.0% to 30.5%, which is consistent with the full year 2001 rate of 30.0%.

- 2002 will include the benefit of FAS 142 implementation regarding goodwill amortization.

Merck anticipates earnings per share (EPS) for 2002, on an as-reported basis, to be at the same level as 2001 results. The 2002 as-reported EPS will be affected by the benefit from the implementation of FAS 142 regarding goodwill amortization, most of which relates to Merck's 1993 acquisition of Merck-Medco, and the timing of the completion of the previously announced separation of Merck-Medco. In commenting on its outlook for the second quarter 2002, Merck noted that it is comfortable with the First Call range of analyst EPS estimates of $0.75 to $0.78 per share.

The company expects its core pharmaceutical business to deliver double-digit earnings-per-share growth in 2003.


                                      # # #